Exhibit 22.1

List of Issuers and Guarantor Subsidiaries

The below table sets forth the respective issuers and guarantors of the notes issued or guaranteed by Willis Towers Watson Public Limited Company, Trinity Acquisition plc and Willis North America Inc. and the jurisdiction of incorporation or organization for each such entity.

		Trinity Acquisition plc	Willis North America Inc.
Entity	Jurisdiction of Incorporation or Organization	4.400% senior notes due 2026 6.125% senior notes due 2043	3.600% senior notes due 2024 4.650% senior notes due 2027 4.500% senior notes due 2028 2.950% senior notes due 2029 5.050% senior notes due 2048 3.875% senior notes due 2049 5.900% senior notes due 2054
Willis Towers Watson Public Limited Company	Ireland	Guarantor	Guarantor
Trinity Acquisition plc	United Kingdom	Issuer	Guarantor
Willis North America Inc.	Delaware	Guarantor	Issuer
Willis Netherlands Holdings B.V.	Netherlands	Guarantor	Guarantor
Willis Investment UK Holdings Limited	United Kingdom	Guarantor	Guarantor
TA I Limited	United Kingdom	Guarantor	Guarantor
Willis Group Limited	United Kingdom	Guarantor	Guarantor
Willis Towers Watson Sub Holdings Unlimited Company	Ireland	Guarantor	Guarantor
Willis Towers Watson UK Holdings Limited	United Kingdom	Guarantor	Guarantor